Exhibit 2.7

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”), dated as of February 9, 2022, is entered into by and among (i) Emerald Fields Merger Sub, LLC, a Colorado limited liability company (“Purchaser”) and (ii) 1508 Management, LLC, a Colorado limited liability company (“Seller”).

WHEREAS, this Agreement is entered into pursuant to that certain Agreement and Plan of Merger, dated as of November 15, 2021, by and among Medicine Man Technologies, Inc., a Nevada corporation, Purchaser, MCG, LLC, a Colorado limited liability company (“MCG”), Donald Douglas Burkhalter and James Guldbrandsen, and the Members (as defined therein) (the “Merger Agreement”).

WHEREAS, Seller wishes to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, all right, title and interest Seller has in the Assets (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agrees as follows:

Section 1.                   Purchase and Sale. Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases and assumes from Seller, free and clear of any mortgages, pledges, liens (statutory or otherwise), charges, security interests, claims or other restrictions or encumbrances of any kind, all of Seller’s right, title and interest in, to and under the assets described on Exhibit A attached hereto, together with the goodwill of Seller's business symbolized by such assets (the “Assets”).

Section 2.                   Representations and Warranties. Seller represents and warrants to Purchaser that: (a) Seller is the sole owner of all rights, title and interest in and to the Assets, (b) Seller has not assigned, transferred, licensed, pledged or otherwise encumbered the Assets, (c) Seller has full power and authority to enter into this Agreement and to make the assignment set forth herein, (d) Seller is duly organized, validly existing and in good standing under the laws of the State of Colorado, (e) no claim or demand of any person has been made nor is there any proceeding that is pending, or to the knowledge of Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller with respect to the Assets, (ii) asserts that Seller is infringing or is otherwise in conflict with, or is, required to pay any royalty, license fee, charge or other amount with regard to the Assets, or (iii) claims that any default exists under any agreement or arrangement affecting the Assets, (f) the Assets are not subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or have been the subject of any litigation within the last five years, whether or not resolved in favor of Seller, and (g) the Assets are in good condition and are adequate for the uses to which they are being put, and none of such Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.                   Further Assurances. Seller shall take all such further action and execute, acknowledge, and deliver all such further instruments, notices and other documents and to do such other acts as may be necessary to effectively sell, assign, transfer, convey and deliver the Assets to Purchaser.

Section 4.                   Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto, their respective successors and assigns.

Section 5.                   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

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Section 6.                   Entire Agreement. This Agreement, including Exhibit A attached hereto and together with the Merger Agreement, contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, representations and proposals, written and oral, relating thereto.

Section 7.                   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.                   Costs and Expenses. Each party shall bear its own costs, expenses, taxes and other charges whatsoever incurred in connection with the execution and performance of this Agreement.

Section 9.                   Effectiveness. The parties hereto agree that this Agreement will become effective only upon, and the effectiveness of this Agreement is conditioned upon, the closing of the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated without a closing of the transactions contemplated thereby, this Agreement will be of no further force and effect.

[Signature Page Attached]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above by their respective officers thereunto duly authorized.

Emerald Field Merger Sub, LLC

By: Schwazze Colorado, LLC, its Sole Member

By: Medicine Man Technologies, Inc., its Manager

By: /s/ Justin Dye

Name: Justin Dye

Title: Chief Executive Officer

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1508 Management, LLC

By: /s/ Donald Douglas Burkhalter

Name: Donald Douglas Burkhalter

Title: President/CEO

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Exhibit A

Assets

•	All inventory and merchandise of any kind, including, without limitation, hats, t-shirts, glassware, and accessories, located at MCG’s Glendale, Colorado and Manitou Springs, Colorado dispensaries

•	Winged Fairy Copy Right – US Registration No. VA 2-151-834

•	The following tradenames:

•	Emerald Fields, LLC – CO Document No. 20191742748

•	Emerald Fields Gift Shop – CO Document No. 20191742725

•	Emerald Fields Gear – CO Document No. 20191576313

•	All furniture, fixtures and equipment and other personalty (including computer hardware and software) located at MCG’s corporate office at 115 North Tejon Street, Unit 110, Colorado Springs, Colorado 80903

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